Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Announces Acquisition of a Major Corn Insecticide from Bayer CropScience

Newport Beach, California – December 20, 2010—American Vanguard Corporation (NYSE:AVD), today announced that its wholly-owned subsidiary, Amvac Chemical Corporation, has completed the acquisition of a global product line relating to the active ingredient Tebupirimfos (sold in the United States under the trade name Aztec®) from Bayer CropScience AG. The acquisition includes registrations and data rights, rights relating to manufacturing and formulation know-how, inventories, and the trademarks Aztec®, Azteca® and Capinda®. Other terms of the transaction were not released.

Aztec is a leading soil insecticide that is registered in the United States and Mexico where it is used to combat rootworm, cutworm, wireworm, seedcorn maggots & beetles and white grub in a variety of corn crops. Additionally, it is also registered in South Korea (and sold under the trade name Capinda) for use primarily in vegetable crops such as Chinese cabbage and ginseng. Aztec has a well-recognized brand identity and a proven track record of providing consistent and dependable control of a broad spectrum of yield robbing soil insects.

Eric Wintemute, President and CEO of American Vanguard, stated: “We are very pleased to be able to add the Bayer CropScience portion of global Aztec sales to our already extensive corn soil insecticide product offering. We are very familiar and experienced with this product since we have been marketing the concentrated 4.67G granular form of Aztec through our SmartBox® closed delivery system for the last 10 years. With its effective combination of two active ingredients, Aztec has demonstrated excellent product performance and has earned considerable brand loyalty while gaining a significant market share with corn growers in the US.”

Mr. Glen Johnson, Senior VP & Director of Business Development added: “This product has also been shown to be beneficial to growers in high pest pressure areas who are planting genetically modified corn seed hybrids designed to defend against the corn rootworm. Several hundred grower trials produced results which show that using Aztec in conjunction with GMO corn seed can increase yields by an average of 7 bushels per acre. Given the modest cost of this protective input, the economic benefit of this yield enhancement is very attractive to corn growers, particularly as corn commodity prices rise.”

Mr. Wintemute continued: “With this addition, Amvac will be positioned to provide the most comprehensive array of products and delivery systems for combating soil insects in corn. With our Counter® for nematode control, our SmartChoice® dual active ingredient insecticide and now our offering of the full Aztec product line, along with the sophistication of the computer controlled SmartBox application equipment, Amvac is the clear leader in this market segment. As possible rootworm resistance develops to genetic defenses and secondary insects continue to pose a larger threat, this franchise will be the method-of-choice for growers who want to achieve the highest possible yields.”

Mr. Wintemute concluded: “It is clear from our recent addition of 4 significant new products (cotton defoliant Def®; nematicides Mocap® & Nemacur®; soil insecticide Aztec®) that the market for such acquisitions has once again become much more attractive. When chosen wisely, these new additions can solidify niche market leadership, extend our international platform and increase Amvac manufacturing utilization rates to fully absorb fixed costs. These branded products mesh well with our existing product offering, have attractive profitability and have been acquired for a very reasonable investment. It is encouraging that we see significant additional opportunities on the horizon and American Vanguard is well positioned to capitalize on them.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About Bayer CropScience

Bayer is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer CropScience AG, a subsidiary of Bayer AG with annual sales of about EUR 6.5 billion (2009), is one of the world’s leading innovative crop science companies in the areas of crop protection, non-agricultural pest control, seeds and traits. The company offers an outstanding range of products and extensive service backup for modern, sustainable agriculture and for non-agricultural applications. Bayer CropScience has a global workforce of 18,700 and is represented in more than 120 countries. This and further news is available at: www.press.bayercropscience.com.

Contact:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser	Lena Cati
Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	(212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com

Bayer CropScience LP
Beth Roden
(919) 549-2030 beth.roden@bayer.com